Exhibit (h)(7)

AMENDMENT NO. 6

ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Mutual Funds)

Thrivent Asset Management, LLC (“TAM”) and Thrivent Mutual Funds (“TMF”) hereby agree that, (i) effective February 28, 2017, the “Thrivent Low Volatility Equity Fund” and the “Thrivent Multidimensional Income Fund” shall each be deemed a “Fund” under the terms of the Administrative Services Agreement dated January 1, 2009 between TAM and TMF, and (ii) effective January 1, 2017, the first sentence of Item 3 of the Administrative Services Agreement, dated January 1, 2009 between TAM and TMF, is amended to read as follows:

For receiving Services under this Agreement, whether such Services are provided by TAM, its affiliates or other vendors, the Trust will pay TAM an annual fee (the “Fee”) equal to (a) 0.019 percent (0.019%) of each Fund’s average daily net assets (the “Variable Portion”), plus (b) a fixed fee of $70,000 per Fund.

A revised Exhibit A is attached hereto.

THRIVENT MUTUAL FUNDS

By:	/s/ David S. Royal
David S. Royal
President

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Russell W. Swansen
Russell W. Swansen
President

EXHIBIT A

(Effective February 28, 2017)

1.	Thrivent Aggressive Allocation Fund
2.	Thrivent Moderately Aggressive Allocation Fund
3.	Thrivent Moderate Allocation Fund
4.	Thrivent Moderately Conservative Allocation Fund
5.	Thrivent Small Cap Stock Fund
6.	Thrivent Mid Cap Stock Fund
7.	Thrivent Partner Worldwide Allocation Fund
8.	Thrivent Large Cap Growth Fund
9.	Thrivent Large Cap Value Fund
10.	Thrivent Large Cap Stock Fund
11.	Thrivent Partner Emerging Markets Equity Fund
12.	Thrivent Growth and Income Plus Fund
13.	Thrivent Balanced Income Plus Fund
14.	Thrivent High Yield Fund
15.	Thrivent Diversified Income Plus Fund
16.	Thrivent Municipal Bond Fund
17.	Thrivent Income Fund
18.	Thrivent Opportunity Income Plus Fund
19.	Thrivent Government Bond Fund
20.	Thrivent Limited Maturity Bond Fund
21.	Thrivent Money Market Fund
22.	Thrivent Low Volatility Equity Fund
23.	Thrivent Multidimensional Income Fund